Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of bleuacacia ltd (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 2, 2021, except for Notes 2, 3, 5, 7 and 8, as to which the date is October 28, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of bleuacacia ltd as of February 12, 2021 and for the period from February 11, 2021 (inception) through February 12, 2021 appearing in the Registration Statement on Amendment No. 4 to Form S-1, as filed (File No. 333-257240), of bleuacacia ltd.

/s/ Marcum llp

Marcum llp
Boston, MA
November 17, 2021